Abacus Life Closes $150 Million Debt Financing Facility to Support Continued Growth
ORLANDO, Fla., December 10, 2024 (GLOBE NEWSWIRE) -- Abacus Life, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a pioneering global alternative asset manager specializing in leveraging longevity data and actuarial technology to offer uncorrelated investment opportunities, announced today that it has successfully closed a $150 million debt financing facility. The facility was structured to offer flexible terms, with the goal of ensuring that Abacus is well positioned to meet its long-term strategic objectives. The financing was arranged and led by Sagard, with Värde Partners holding a significant commitment.
“We are excited to close this debt financing facility, which represents a major step forward for Abacus Life,” said Jay Jackson, CEO of Abacus Life. “This funding provides us with sufficient capital to meet our inventory demand and ensures that we will not need to raise incremental equity in the foreseeable future. It empowers us to continue growing our business and strengthen our position as an industry leader. We are confident that this facility will play a critical role in our continued success as we expand our capabilities and deliver value to our stakeholders.”
Elena Plesco, Chief Capital Officer of Abacus Life, added, “This facility represents a significant milestone for our Company, providing us with the financial flexibility to continue executing our strategic vision. The strong support from our new institutional partners at Sagard and Värde reflects confidence in our business model and growth trajectory. We are committed to using these funds to further strengthen our operations and unlock new opportunities for both our clients and investors.”
Adam Vigna, Co-founder and CIO of Sagard, commented on the transaction: "This underscores our commitment to providing innovative credit solutions. We are excited to collaborate with Abacus Life. This facility will provide them with the resources to strengthen operations, expand offerings, and solidify their position as a market leader."
“It has been a pleasure to work with Jay and the team over the past several years, and we are pleased to partner with Sagard on this bespoke financing solution to support Abacus Life’s continued growth as a leader in life settlements,” said Monty Cook, Head of Asset-Based Finance, North America Lending at Värde Partners.
Advisors
Milbank LLP is acting as legal advisor to Abacus Life and Morrison & Foerster LLP is acting as legal advisor to Sagard and Värde Partners.

About Abacus
Abacus is a pioneering global alternative asset manager and market maker specializing in uncorrelated financial products. The company leverages its proprietary, cutting-edge longevity data and actuarial technology to purchase life insurance policies from consumers seeking liquidity. This creates a high-return asset class uncorrelated to market fluctuations for institutional investors.

With nearly $3 billion in assets under management, including recently completed acquisitions, Abacus is the only publicly traded global alternative asset manager focused on lifespan-based financial products.

Abacus is expanding its leading expertise in longevity and lifespan into new growth areas:

•ABL Wealth - Leverages decades of data and proprietary algorithms to offer longevity-based wealth management platforms that enable financial advisors to create customized plans and provide access to uncorrelated investments.

•ABL Tech - A groundbreaking technology service that delivers advanced real-time data tracking and analysis for pension funds, governments, insurance companies, retirement associations, and more.

Through each new channel, Abacus is revolutionizing the future of asset management and financial planning, centered on longevity and lifespan.

www.Abacuslife.com

About Sagard

Sagard is a global multi-strategy alternative asset management firm with US$25B under management, 150 portfolio companies, and 350 professionals. We invest in venture capital, private equity, private credit, and real estate. We deliver flexible capital, an entrepreneurial culture, and a global network of investors, commercial partners, advisors, and value-creation experts. Our firm has offices in Canada, the United States, Europe and the Middle East.

For more information, visit www.sagard.com or follow us on LinkedIn @Sagard

About Värde Partners

Värde Partners is a leading global investment firm specializing in credit and credit-related assets. Founded in 1993, the firm has invested more than $100 billion across the credit quality and liquidity spectrum and currently manages $17 billion in assets. With local investment teams and partnerships in North America, Europe and Asia Pacific, Värde invests across private and public markets with a focus on real estate, asset-based finance and corporate credit. For more information, please visit www.varde.com.

Contacts:
Investor Relations
Robert F. Phillips – SVP Investor Relations and Corporate Affairs
rob@abacuslife.com
(321) 290-1198

David Jackson – IR/Capital Markets Associate
djackson@abacuslife.com
(321) 299-0716

Abacus Life Public Relations
press@abacuslife.com